Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D with respect to the shares of Common Stock and Series A Preferred Stock of Rodobo International, Inc., dated the date hereof, is, and any amendments thereto signed by the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 16, 2010

FAME EVER LIMITED
By: /s/ Honghai Zhang
Name: Honghai Zhang
Title: Executive Director

/s/ Honghai Zhang
Honghai Zhang